FOR IMMEDIATE RELEASE

For Further Information:

Gerald D. Murphy
Chairman, Chief Executive Officer
(213) 879-1480
or
Richard N. McCombs
Vice President
(281) 272-8800


ERLY ANNOUNCES ARI RESTRUCTURING, FIRE-TROL DIVISION SALE

LOS ANGELES, CALIFORNIA, August 12, 1998 --- ERLY Industries Inc. ("ERLY"), which owns 81% of American Rice, Inc. ("ARI") said that in order to complete ARI's previously announced financial restructuring more efficiently, ARI filed today to reorganize under Chapter 11 of the bankruptcy code. ERLY was not part of this filing. ARI has been pursuing an out-of-court financial restructuring since its previously announced defaults on its bank debt and 13% Mortgage Notes due 2002 ("Notes"). The Trustee for the Notes has given notice of an auction sale of ERLY's ARI stock, which was pledged to secure the Notes. As part of the filing, ARI said it will sell its olive business, pending court approval, and obtain approximately $45 million.

In an unrelated transaction, ERLY completed a profitable, cash sale of its Chemonics Industries Fire-Trol Division, maker of wild fire retardants, to a private party on August 7th for approximately $10 million. The company stated that this sale was taken to resolve certain difficulties, improve liquidity and allow the company to improve its current fiscal performance.



ERLY is listed under the symbol "ERLYE" on the NASDAQ Stock Market.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include but are not limited to such factors as product demand and development, ability to maintain customer relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risk of foreign operations, and other information detailed from time to time in the Company's Securities and Exchange Commission filings.